                                                                   Exhibit 99.1

http://www.gses.com

AT THE COMPANY
John V. Moran
Chief Executive Officer

FOR IMMEDIATE RELEASE

GSE Systems Announces Fourth Quarter and
Year End 2009 Financial Results

Sykesville, Maryland, March 11, 2010--GSE Systems, Inc. (GSE) (NYSE Amex – GVP), a leading global provider of real-time simulation and training solutions to the power, process, manufacturing and Government sectors, reported that revenue for the three months ended December 31, 2009 was $11.1 million, a 32% increase from the revenue reported for the three months ended December 31, 2008 of $8.4 million.

GSE reported operating loss of $1.1 million for the fourth quarter of 2009 as compared to operating income of $140,000 in the fourth quarter 2008.  Net loss for the three months ended December 31, 2009 was $2.2 million or $0.11 per common share on both a basic and diluted basis as compared to net loss of $69,000 or $0.00 per common share on both a basic and diluted basis for the fourth quarter of 2008.

Revenue for the year ended December 31, 2009 was $40.1 million, a 38% increase from the revenue reported for the year ended December 31, 2008 of $29.0 million.  GSE reported operating income of $563,000 for the year ended December 31, 2009 as compared to operating loss of $12,000 for the year ended December 31, 2008.  For the year ended December 31, 2009, net loss was $797,000 or $0.05 per common share on both a basic and diluted basis versus net loss of $690,000 for the year ended December 31, 2008 or $0.04 per common share on both a basic and diluted basis.

The Company is a 10% owner of the Emirates Simulation Academy LLC in the United Arab Emirates.  As a result of recent developments, at December 31, 2009, the Company determined that its investment in ESA ($117,000) had been impaired and established reserves for the trade receivable due from ESA at December 31, 2009 ($1.6 million) and the cash that GSE has on deposit with the Union National Bank in the UAE as a partial guarantee for ESA’s credit facility ($1.3 million).  Partially offsetting these charges is the reversal of the remaining deferred profit related to the Company’s sale of five simulators to ESA in prior years ($543,000) and the remaining agent fee that was due upon payment for the final outstanding receivable ($96,000).  Thus in total, the Company has taken a charge of $2.4 million related to ESA in the fourth quarter 2009.  Excluding the effect of this $2.4 million charge, GSE would have reported operating income of $454,000 for the fourth quarter 2009 and net income of $214,000 or $.01 per share on both a basic and diluted basis for the fourth quarter 2009.  For the year ended December 31, 2009, GSE would have reported operating income of $2.1 million and net income of $1.6 million or $.09 per share on both a basic and diluted basis for the twelve months ended December 31, 2009.

The Company utilizes derivative instruments, specifically forward foreign exchange contracts, to manage market risks associated with the fluctuations in foreign currency exchange rates on foreign-denominated contract receivables. The Company is required to determine the fair value of its foreign currency contracts at the end of each quarter, and the change in the fair value is recorded in net income. The quarterly gains or losses incurred from the changes in fair value will net out to zero upon the foreign exchange contract expiration. The use of these derivative instruments protects the Company’s customer contract values and margins at the time the contracts are signed and are not designed to speculate on the direction of any currency, up or down. Simply put, the derivative instruments are protecting against currency fluctuations in a way that, regardless of which way a given currency moves, the ultimate payments from foreign customers will translate to the originally agreed to amounts.  For the three and twelve months ended December 31, 2009, the Company incurred a $33,000 and $763,000 pretax non-cash gain, respectively, on the change in fair value of its derivative instruments and the related mark-to-market adjustment of the related contract receivables.

GSE’s backlog as of December 31, 2009 was approximately $53.9 million compared to $38.1 million at December 31, 2008. Backlog is defined as the remaining value of signed contracts and does not include any value for contracts being negotiated or for contracts that have been signed since December 31, 2009.

John V. Moran, GSE’s Chief Executive Officer commented, “Let me begin by expressing my disappointment that our investment in ESA has been impaired and that it was necessary to establish reserves against the outstanding receivable and cash-collateralized bank guarantee that we have provided to ESA’s bank.  As a 10% owner, we have had little control over how ESA has been managed.  However, despite the ESA related charge of $2.4 million, which I want to emphasize in no way effects the Company’s future prospects, I believe that 2009 was a very good year for GSE overall.  A year ago, I expressed our expectations that the significant growth in our backlog during 2008 and early 2009 would set the stage for meaningful growth in our financial metrics. I am pleased to say that these expectations were met. It is also worth noting that these improved financials were achieved while the Company maintained a near record backlog, meaning the influx of new business has remained strong. In 2009 we strengthened our positioning around the globe to participate in what we believe will be an increasing number of new nuclear simulation awards as our customers both here in the U.S and abroad begin to accelerate their respective programs. Our training and education initiatives are gaining traction, and our strengthened balance sheet will allow us more flexibility to pursue accretive acquisitions and joint venture opportunities should they emerge. We therefore remain very optimistic that the progress and momentum we have demonstrated can continue throughout 2010 and beyond.”

GSE will hold a conference call today at 4:30 p.m. Eastern Time to discuss results for the fourth quarter and year end 2009.

Dial-In Number:  1-800-946-0744

Toll International:  1-719-325-2431

Topic:  GSE Systems, Inc. Fourth Quarter and Year-End 2009 Earnings Conference Call

Conference #:  5106574

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins.

A replay of the call also will be available via telephone after 7:30 p.m. Eastern Time on the same day and until March 18, 2010:

Toll-free replay number: 1-888-203-1112

International replay number: 1-719-457-0820

Replay Pin Number:  5106574

GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 362 installations, and 100 customers in more than 40 countries.  Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville, Maryland located in the western suburbs of Baltimore, Maryland. Our global locations include offices in St. Marys and Augusta, Georgia; Tarrytown, New York; Nyköping, Sweden and Beijing, China. Information about GSE Systems is available via the Internet at http://www.gses.com.

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

AT THE COMPANY                                                     INVESTOR RELATIONS CONTACT
John V. Moran                                                                Feagans Consulting Inc.
Chief Executive Officer                                                  Neal Feagans
Phone: 410-970-7801                                                      Phone: 303-449-1184

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GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008

Contract revenue	$11,065	$8,365	$40,060	$29,004
Cost of revenue	8,338	6,298	29,736	21,187

Gross profit	2,727	2,067	10,324	7,817

Selling, general and administrative	2,138	1,798	7,749	7,383
ESA related charges	1,508	-	1,508	-
Depreciation	135	129	504	446
Operating expenses	3,781	1,927	9,761	7,829

Operating income (loss)	(1,054)	140	563	(12)

Interest income, net	6	54	56	130
ESA related charges	(865)	-	(865)	-
Gain (loss) on derivative instruments	33	(288)	763	(453)
Other expense, net	(79)	(54)	(397)	(226)

Income (loss) before income taxes	(1,959)	(148)	120	(561)

Provision (benefit) for income taxes	200	(79)	917	129

Net loss	$(2,159)	$(69)	$(797)	$(690)

Basic loss per common share	$(0.11)	$-	$(0.05)	$(0.04)
Diluted loss per common share	$(0.11)	$-	$(0.05)	$(0.04)

Weighted average shares outstanding - Basic	18,927,090	15,965,391	16,938,392	15,746,616
Weighted average shares outstanding - Diluted	18,927,090	15,965,391	16,938,392	15,746,616

[

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data

	December 31, 2009	December 31, 2008

Cash and cash equivalents	$ 25,270	$ 8,274
Current assets	43,640	23,297
Total assets	49,520	31,015

Current liabilities	$ 12,171	$ 9,409
Long-term liabilities	206	906
Stockholders' equity	37,143	20,700

GSE SYSTEMS, INC AND SUBSIDIARIES
Reconciliation of Proforma Data
(unaudited)
	Three months ended	Year ended
	December 31, 2009	December 31, 2009

Operating income (loss) as reported	$ (1,054)	$ 563
Add back - ESA related charges	1,508	1,508
Proforma operating income	$ 454	$ 2,071

Net loss as reported	$ (2,159)	$ (797)
Add back - ESA related charges	2,373	2,373
Proforma net income	$ 214	$ 1,576

Proforma:
Basic income per common share	$ 0.01	$ 0.09
Diluted income per common share	$ 0.01	$ 0.09

Proforma:
Weighted average shares outstanding - Basic	18,927,090	16,938,392
Weighted average shares outstanding - Diluted	19,526,761	17,580,023